Exhibit 10.18

Beijing QIYI Century Science & Technology Co., Ltd.

and

Shanghai iQIYI Culture Media Co., Ltd.

and

GENG Xiaohua

&

GONG Yu

BUSINESS OPERATION AGREEMENT

Business Operating Agreement

This Business Operating Agreement (hereinafter referred to as this “Agreement”) is executed by and among the following parties on October 25, 2013 in Beijing:

(1)	Beijing QIYI Century Science & Technology Co., Ltd. (hereinafter referred to as “Party A”)

Address: F10\11, No.2 Haidian North First Street, Haidian District, Beijing

(2)	Shanghai iQIYI Culture Media Co., Ltd. (hereinafter referred to as “Party B”)

Address: Room 1016, Building 3, 1630 Yecheng Road, Jiading Industrial District

(3)	GENG Xiaohua

Address: ******

(4)	Gong Yu (together with GENG Xiaohua, collectively referred as “Party C”)

Address: ******

WHEREAS,

1.	Party A, a wholly foreign-owned enterprise incorporated and validly existing under the law of the People’s Republic of China (“PRC”), specializes and is practically experienced in software development and design, and it also has rich experience and professional staff in information technology and service;

2.	Party B is a limited liability company incorporated and validly existing in PRC;

3.	Party C are shareholders of Party B and hold 100% of the shares in Party B in total, among them, GENG Xiaohua and Gong Yu each holds 50% of the shares.

4.	According to the Exclusive Technology Consulting and Service Agreement entered into by and between Party A and Party B, Party B shall pay a certain amount to Party A, but the day-to-day operation of Party B will have a substantial impact on the ability of Party B to pay Party A the amounts payable.

THEREFORE, NOW, all Parties hereto, through mutual consultation, reach the following agreement upon consensus:

1.	In order to ensure performance of all business agreements entered into by and between Party A and Party B, including but not limited to Exclusive Technology Consultation and Service Agreement, and payment of all amounts payable by Party B to Party A, Party B and shareholders of Party B (Party C) hereby covenant that, unless consented by Party A in writing in advance, Party B will not conduct any transaction that may substantially affect its assets, obligations, rights, or company management, including but not limited to:

1.1	Occurrence of, inheritance of, guarantee for, or tolerance of existence of any liability, except (i) liabilities incurred during normal or day-to-day business course rather than from loans; and (ii) liabilities that have been disclosed to Party A and for which Party A has given its written consent;

1.2	Conclusion of any material contract, except the contracts concluded during normal business management (for the purpose of this provision, a contract of which the value exceeds RMB one hundred thousand yuan only (in figure RMB 100,000.00) is defined as a material contract);

1.3	Sales of any asset, or grant or transfer of any right to any third party;

1.4	Provision of loan or guarantee in any form to any third party;

1.5	Transfer of its business agreements to any third party.

2.	Party C further covenant to Party A that:

2.1	Without the written consent of Party A, Party C shall not sell, transfer, mortgage, or otherwise dispose the legal or beneficial interest of any stock right or agree to the above disposal methods at shareholders’ meetings of Party B, or allow placement of any other encumbrance on such stock rights, except for selling, transferring, or mortgaging such interests to Party A and/or its designated persons;

2.2	Without the written consent of Party A, Party C shall not make any shareholders’ resolution that will cause Party B to be merged or allied with any person, to acquire any person, to invest in any person, or to be acquired by any person, except for acquisition by Party A or its designated persons;

2.3	Without the written consent of Party A, Party C shall not conduct any act and/or omission that may have major impact on the assets, businesses, and liabilities of Party B; without the written consent of Party A in advance, Party C shall not sell, transfer, mortgage, or otherwise dispose the legal or beneficial interests of any assets, business, or income of Party B or allow placement of any encumbrance on such assets, businesses, and incomes at any time after the execution date of this Agreement;

2.4	In order to retain their stock rights in Party B, Party C shall execute all necessary or proper documents, take all necessary or proper actions and make all necessary or proper claims, or file necessary or proper pleas against all claims;

2.5	Without the written consent of Party A, Party C shall not require Party B to or agree at shareholders’ meetings to distribute dividends or profits to shareholders;

2.6	Without the written consent of Party A, Party C shall not supplement, change, or amend the articles of association of Party C in any form, increase or decrease the registered capital of Party B, or change the registered capital structure of Party B in any form;

2.7	Party C agrees to execute a shareholder voting rights trust agreement according to the requirements of Party A on the date of execution of this Agreement and within the term of this Agreement;

2.8	Party C, only under the special written authorization of Party A and according to the requirements of Party A, shall exercise their rights as shareholders of Party A.

3.	Where Party B needs any performance guarantee or guarantee for working capital loan during its business management, Party B will first request Party A to provide such guarantee for it. Under such circumstance, Party A has the right but is not obliged to provide proper guarantee to Party B at its own discretion. Where Party A decides not to provide such guarantee, it shall timely notify Party B in writing and Party B may request other third parties agreed by Party A in writing to provide the aforesaid guarantee.

4.	In order to ensure performance of all business agreements entered into by and between Party A and Party B and payment of all amounts payable to Party A by Party B, Party B and its shareholders (Party C) hereby agree to accept the suggestions and guidelines proposed by Party A from time to time on company policies regarding employment and dismissal of Party B’s employees, day-to-day operation and management, and financial management system of the company.

5.	Party B and Party C hereby agree that, Party C will appoint the candidates recommended by Party A to be directors of Party B and Party B will appoint the senior executives employed and recommended by Party A to be its General Manager, CFO, and other senior executives. The aforesaid senior executives of Party A will become disqualified for any position in Party B when they resign from or are dismissed by Party A. Under such circumstance, Party B will appoint other senior executives who are employed and recommended by Party A to take the posts. The candidates recommended by Party A to Party B according to this provision shall be agreed to by Qiyi.com, Inc. and shall be qualified for directors, general manager, chief financial officer, or other senior executives according to the legal job qualifications as provided in applicable laws.

6.	Party A may, at any time, require Party B to transfer its intellectual properties to Party A and/or its designated persons. Transfer price will be determined by Party A and Party B through negotiation at that time.

7.	When any of the agreements entered into by and between Party A and Party B is terminated or expires, Party A will have the right but not be obliged to terminate all agreements entered by and between Party A and Party B.

8.	Amendments and supplementation to this Agreement shall be made in writing. Amended agreements and supplemental agreements relating to this Agreement, upon execution by legal representatives or authorized representatives of all Parties hereto, shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

9.	If any provision hereunder becomes ineffective, invalid, or unenforceable due to its inconsistency with applicable laws, such provision shall be deemed ineffective to the extent governed by applicable laws and will not affect the legal effect of other provisions hereof.

10.	Party B and Party C shall not transfer their rights or obligations hereunder to any third party, unless consented by Party B in writing in advance; Party B and Party C hereby agree that, Party A may transfer its rights and obligations hereunder to other third parties when necessary and Party A only needs to notify Party B in writing at the time of such transfer, without the consent of Party B or Party C in this regard.

11.	All Parties acknowledge and confirm that any oral or written material relating to this Agreement communicated among them is confidential. They shall keep such materials confidential and shall not disclose any of such materials to any third party without the written consent of the other Parties, except that: (a) such materials have become or will become known to the public (not disclosed by receiving parties without consent); (b) such materials are required to be disclosed according to applicable laws or rules or regulations of stock exchanges; or (c) any Party needs to disclose such materials to its legal or financial advisers with respect to the transactions as stated in this Agreement and such legal or financial advisers shall be bound by similar confidentiality responsibilities to those hereunder. Disclosure by the employee or engaged agencies of any Party shall be deemed as disclosure by such Party and it shall be liable for breach of contract according to this Agreement. This provision will survive whether this Agreement is invalidated, modified, rescinded, terminated, or inoperable for any reason.

12.	This Agreement shall be governed by and construed according to the laws of PRC.

13.	Any dispute arising out of, or relating to, the construal or performance of the provisions hereunder shall be settled by the Parties hereto through amicable negotiation. Where such negotiation fails, any Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration according to the arbitration rules effective at the time. The place of arbitration shall be Beijing and the language of arbitration shall be Chinese. The award of arbitration shall be final and binding on all Parties.

14.	This Agreement becomes effective on December 19, 2012.

15.	Once this Agreement becomes effective, it constitutes the entire agreement and consensus reached by all Parties hereto with respect to the contents herein and supersedes all agreements and consensus, either oral or written, reached by the Parties with respect to the contents herein before this Agreement.

16.	Unless this Agreement is terminated early according to this Agreement or applicable provisions in related agreements otherwise entered into by and among the Parties, the term of this Agreement shall be ten (10) years; this Agreement can be renewed upon written confirmation of Party A before its expiration and the term of the renewal shall be unilaterally determined by Party A in writing. If the term of operation (including any renewal) of Party A or Party B expires or is terminated for any reason before the expiry of this Agreement, this Agreement will be terminated with termination of Party A or Party B, unless they transfer their rights and obligations according to Article 9 of this Agreement.

17.	Unless this Agreement is renewed according to applicable provisions herein, this Agreement will be terminated on the expiry date. During the term of this Agreement, Party B and Party C shall not terminate this Agreement early. Notwithstanding the aforesaid agreement, Party A has the right to terminate this Agreement at any time by notifying Party B and Party C in writing thirty (30) days in advance.

This Agreement is made in four counterparts, with each party holding one counterpart. All counterparts shall have the same legal effect.

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IN WITNESS WHEREOF, the Parties have signed or caused this Agreement to be signed by their respective legal or authorized representatives on the first date written above.

Party A:     Beijing QIYI Century Science &Technology Co., Ltd.

[Company seal is affixed]

Legal / Authorized Representative: /s/ Gong Yu

Party B:     Shanghai iQIYI Culture Media Co., Ltd.

[Company seal is affixed]

Legal / Authorized Representative: /s/ Gong Yu

Party C:
GENG Xiaohua
By:	/s/ GENG Xiaohua

Gong Yu
By:	/s/ Gong Yu